Exhibit 10.7 CONFIDENTIAL TREATMENT REQUESTED – EDITED COPY

NON-EXCLUSIVE DISTRIBUTION AGREEMENT

THIS NON-EXCLUSIVE DISTRIBUTION AGREEMENT (this “Agreement”), dated as of April 13, 2004 (the “Effective Date”) is entered into between COOK OB/GYN INCORPORATED (“Distributor”), an Indiana corporation, having a place of business located at 1100 West Morgan Street, Spencer, Indiana 47460, and HALOZYME THERAPEUTICS, INC. (“Halozyme”), a California corporation, having a principal place of business at 11588 Sorrento Valley Road, Suite 17, San Diego, CA 92121. The parties hereby agree as follows:

1. Appointment and Scope.

1.1 Appointment. Subject to the terms and conditions set forth herein and for the term of the Agreement, Halozyme hereby appoints Distributor as a non-exclusive, worldwide distributor of the recombinant human hyaluronidase described on Exhibit A (the “Product(s)”). Distributor hereby accepts such appointment.

1.2 Independent Purchaser Status. Distributor shall be an independent distributor, purchaser and seller of the Product. Neither party shall act as an agent or legal representative of the other, nor shall either party have any right or power to act for or bind the other in any respect or to pledge its credit. Distributor shall not make any covenant to any third party regarding Halozyme or the Products other than those covenants that Halozyme has authorized Distributor to make in writing. Except as expressly set forth herein, Distributor shall be free to resell the Product on such terms as it may, in its sole discretion, determine, including price, returns, credits and discounts. The detailed operations of Distributor under the Agree ment are subject to the sole control and management of Distributor.

2. Terms and Conditions of Supply of Products. Halozyme shall manufacture, sell and deliver, and Distributor shall purchase from Halozyme, such Products as Distributor requires for resale on the terms and subject to the conditions set forth below:

2.1 Price. The price for the Product shall be (a) the transfer price set forth on Exhibit A, or (b) in the event that the FDA or its foreign equivalent should materially change its regulatory policy(ies) resulting in an improved market for the Product (including without limitation a policy change resulting in the withdrawal of market approval for bovine or ovine hyaluronidase products), the price negotiated in good faith between the parties taking into account such policy change. If the parties cannot agree to a price as provided in (b), above, the price shall be as stated on Exhibit A.

2.2  Delivery. All the Product supplied under this Agreement shall be shipped FCA (Incoterms 2000) place of manufacture to such location as designated by Distributor in the applicable purchase order. Distributor shall pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of the Product purchased by Distributor hereunder. Title to the Product purchased by Distributor hereunder shall pass to Distributor upon the delivery of the Products to the common carrier selected by Distributor.
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*** Confidential material redacted and submitted separately to the Securities and Exchange Commission.

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2.3  Sales and Use Taxes. Distributor shall pay any federal, state, county or municipal sales or use tax, excise or similar charge, or other tax assessment (other than that assessed against income), assessed or charged on the sale by Distributor of the Product sold pursuant to this Agreement.

2.4  Payments. Distributor shall pay Halozyme within forty-five (45) days from date of the applicable invoice by Halozyme to Distributor for all Products purchased hereunder for sale by Distributor, unless subject to a bona fide dispute regarding case count, shipping, damage or purported Product defects. In the event of a bona fide dispute, Distributor agrees to pay the portion of the invoice not in dispute within the time frame specified above. Distributor shall make all payments under the Agreemen t to Halozyme in United States dollars to such account as Halozyme advises Distributor from time to time. Halozyme shall not invoice Distributor for Products until Halozyme has shipped Products that are the subject of the invoice.

2.5 Forecasts. On or before March 31st, 2005, and prior to the first day of each calendar month thereafter, Distributor shall prepare and provide Halozyme with a written forecast of the estimated requirements of Distributor for each month in the succeeding twelve (12) months (the “Forecasts”). Halozyme acknowledges and agrees that Distributor’s Product requirements set forth in the Forecasts are estimates only.

2.6 Orders. Distributor shall make all purchases hereunder by submitting firm purchase orders to Halozyme via facsimile or other medium agreed to by the parties. Each such purchase order shall be in writing in a form reasonably acceptable to Distributor and Halozyme, and shall specify the quantity ordered, the transfer price therefor under Section 2.1 above, the place of delivery and the required delivery date therefor, which shall not be less than thirty (30) days after the date of such purchase order. Each order will be confirmed in writing by Halozyme within three business days (3) of receipt (Monday through Friday) and will identify any delay Halozyme anticipates it may hav e in meeting the terms of the order as required by Distributor. In the event of a conflict between the terms and conditions of any purchase order and this Agreement, the terms and conditions of this Agreement shall prevail. Any additional terms in such purchase order shall be of no force or effect unless expressly agreed to in writing by Halozyme and Distributor.

2.7 Returned Goods. If any Product does not conform to the specifications provided by Halozyme when received by Distributor or Distributor’s designee (other than as a result of the action or inaction of the common carrier selected by Distributor) or does not pass Distributor’s quality control, then for a period of thirty (30) days following the delivery of such Product to Distributor for patent defects and thirty (30) days after discovery for latent defects, Distributor shall have the right to return such Product to Halozyme in accordance with the reasonable instructions of Halozyme or, on Halozyme’s request, dispose of such Product. In both cases all costs shall be borne by Halozyme. Should any Products be returned as provided above, Halozyme shall replace the returned Products as soon as reasonably practicable. Such replacement Products shall be at no additional cost to Distributor if Distributor had previously paid Halozyme for the returned Products. Prior to return shipment, Distributor shall notify Halozyme of the nature of the product failure as per pre-established standard operating procedures. Halozyme reserves the right to re-test any such returned products. The parties agree to employ a mutually acceptable independent laboratory or consultant to resolve disputes arising under this Section 2.7 and shall share equally in the costs of such laboratory or consultant. The parties further agree that the results of the independent party’s findings and resolution of the dispute shall be binding.

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2.8 Warranty. Halozyme represents and warrants that (i) the Products are manufactured in accordance with cGMP as established by the United States Food & Drug Administration, (ii) the Products are true to label, (iii) the Products are free from defects in materials and workmanship, (iv) the Products conform to Halozyme’s then current manufacturing specifications, (v) Halozyme has clear title to the Products, (vi) the Products shall be delivered free and clear of all liens and encumbrances, (vii) to the best of Halozyme’s knowledge, neither the composition of matter of the Products nor their use in in-vitro fertilization or cryopreservation of oocytes infringe issued pate nts of any third party, nor to the best of Halozyme’s knowledge would such composition or use fall within the scope of claims of pending third party patent applications, (viii) the Products will not be adulterated within the meaning of the FD&C Act, (ix) the Products shall have all necessary government and regulatory approvals required for the intended use as set forth on the label (except as set forth in Section 4.1 for the Bulk Form, as defined in Exhibit A); and (x) when the Products are delivered by Halozyme to the common carrier selected by Distributor, the Products shall have a minimum expiration date so that its remaining shelf life is at least three (3) months. Halozyme’s certifies to Distributor that, to the best of Halozyme’s knowledge, Halozyme has not used, and will not use, the services of any person debarred under any applicable law or regulation in connection with the manufacture of Products hereunder. This certification applies in respect of officers, agents, and employees of Halozyme, as well as third parties, with whom Halozyme may subcontract. Halozyme may request the return of any alleged non-conforming Product in order to substantiate a claim under its warranties, and Distributor, shall assist Halozyme with such return if it has such Product in its possession or has reasonable access to same.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, HALOZYME MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT. HALOZYME DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

2.9 Alternate Packaging. If Distributor desires to obtain any packaging configuration for the Vial Form of Product other than Halozyme’s standard packaging for the Vial Form of Product, the parties shall negotiate in good faith and attempt to reach mutually agreeable terms regarding such packaging configurations and the additional price therefor.

3. Covenants of Distributor.

3.1  Sales Promotion. Distributor shall use its commercially reasonable efforts to promote the sale and use of the Product in North America, South America, the European Union and Asia.

3.2 Expenses. Distributor shall be responsible for all of its own expenses and employees in connection with its activities contemplated by the Agreement. Distributor shall incur no expense chargeable to Halozyme, except as may be specifically authorized in advance in writing in each case by Halozyme.

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3.3 Exclusivity. The date upon which both the first FDA clearance of the Product has been obtained and the first commercial shipment to Distributor has occurred shall be deemed the “Clearance Date”. Within *** months after the Clearance Date (the “Notice Period”), Distributor shall notify Halozyme whether or not Distributor agrees to discontinue promotion, marketing and selling any product that constitutes *** in North America or the European Union, except in connection with satisfying pre-existing contracts that (i) were entered into prior to the Clearance Date and (ii) with respect to the supply of ***, after the Clearance Date, were not ame nded to extend the term of the contract (“Pre-Existing Contracts”). If Distributor fails to so notify Halozyme within the Notice Period, or notifies Halozyme that Distributor shall not discontinue such promotion, marketing and selling, then Halozyme upon written notice to Distributor at any time prior to ninety (90) days after expiration of the Notice Period may terminate this Agreement effective thirty (30) days after such notice is given to Distributor and the parties shall have no further rights or obligations hereunder, subject to Section 7.3 of this Agreement. If Distributor notifies Halozyme within the Notice Period that it shall discontinue such promotion, marketing and selling, then Distributor shall, following such notice, discontinue such promotion, marketing and selling e x cept in connection with satisfying Pre-Existing Contracts.

3.4 No Bundling. Distributor, as its only method of distributing Product, shall not condition the sale or transfer of the Product with the sale or transfer of any other product or the use of any service. For a period of one (1) year following the date Distributor commences distribution of the Vial Form (as defined in Exhibit A) of the Product, Distributor shall distribute each Vial Form of Product in separate individually boxed packaging with a separate invoice price.

3.5 Testing of Product. Distributor shall conduct the testing of the Product as set forth on Exhibit B.

4. Regulatory Filings.

4.1 Distributor Obligations. If Distributor selects the Bulk Form (as defined in Exhibit A) of the Product, in whole or in part, Distributor shall obtain all required marketing approvals (if any) from the FDA or its foreign equivalent in every country in which Distributor promotes, markets or sells the resulting products. Distributor shall not promote, market or sell products resulting, in whole or in part, from the Bulk Form of the Product in a country unless and until Distributor has obtained such required marketing approval in such country. Distributor shall comply with all applicable regulatory requirements in any country in which Distributor promotes, markets or sells the Products or any products resulting from, in whole or i n part, the Products. Distributor shall only sell the completed Vial Form (as defined in Exhibit A), and shall not re-sell the Bulk Form except as modified by Distributor. Distributor will comply with Quality Systems Regulations in connection with reporting to Halozyme any product complaints regarding the Product.

4.2 Halozyme Obligations. Halozyme, at its expense, shall (a) obtain and maintain all government approvals from the FDA or its foreign equivalent for the promotion, marketing and sale of the Vial Form of Product in (i) North America and the European Union, and (ii) in other major markets around the world and in other countries where (A) the Distributor promotes, markets or sells the Vial Form of Product and (B) the parties agree in advance in writing, and (b) provide Distributor, upon Distributor’s request, such data and other information (including by granting necessary cross-reference rights) available to Halozyme, and execute such certificates and other instruments, all as neces sary to assist Distributor in obtaining all necessary product registrations and regulatory approvals for products resulting, in whole or in part, from the Bulk Form of the Product.

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4.3 Biologic or Drug Regulatory Filings. In those countries which designate the Product as a biologic or drug (collectively, the “Biologic Countries”), Halozyme, at its expense, notwithstanding Section 4.1 to the contrary, shall obtain and maintain all governmental approvals in the Biologic Countries for the promotion, marketing and sale of Products resulting, in whole or in part, from the Bulk Form of the Product. If, with respect to a Biologic Country that Distributor has then-current plans to distribute the Product, Distributor desires to have Halozyme obtain such governmental approval in such Biologic Country, then Distributor shall provide t o Halozyme written notice of such country. In the event Halozyme fails to file for and thereafter obtain and maintain such governmental approvals in such Biologic Country in a commercially reasonable time period after receipt of such written notice from Distributor, then, as Distributor’s sole and exclusive remedy for Halozyme’s failure to obtain such governmental approval in such Biologic Country, Distributor shall have the right, notwithstanding Section 3.3 or any representations made by Distributor pursuant to Section 3.3 to the contrary, to promote, market and sell any product that constitutes bovine or ovine hyaluronidase in such Biologic Country.

5. Confidentiality.

5.1 Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all Confidential Information (as defined below) disclosed by the other party (including all Confidential Information disclosed prior to the term of this Agreement pursuant to a written confidentiality agreement between the parties), and shall not use, grant the use of or disclose to any third party the Confidential Information of the other party other than as expressly permitted hereby. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of t he other party’s Confidential Information. As used herein “Confidential Information” shall mean, with respect to a party, all information (and all tangible and intangible embodiments thereof) that is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party. Notwithstanding the foregoing, Confidential Information of a party shall not include information that the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the receiving party; (b) to have become publicly known, without the fault of the receiving party, subsequent to disclosure of such information by the disclosing party to the receiving party; (c) to have been received by the receiving party at any time from a source, other than the disclosing party, with no obligation of confidentiality; (d) to have been otherwise kn o wn by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; or (e) to have been independently developed by employees or agents on behalf of the receiving party without access to or use of such information disclosed by the disclosing party to the receiving party.

5.2 Terms of this Agreement. Except as otherwise provided herein, during the term of this Agreement and for a period of three (3) years thereafter, neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party. Notwithstanding the foregoing, prior to the execution of the Agreement, the parties have agreed in writing upon the substance of information that can be used to describe the terms of this transaction (including for the purpose of issuing a press release), and either party may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent. Notwithstanding anything in this Agreement or in any oth er written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transaction contemplated by this Agreement. This authorization is not intended to permit disclosure of any other information relating to the transaction contemplated by this Agreement, including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction), or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction ..

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5.3 Limitations on Disclosure. Notwithstanding Section 5.1 and 5.2 to the contrary, each party may disclose Confidential Information of the other party and the terms of this Agreement on a need-to-know basis to those directors, officers, employees, consultants, legal and financial advisors, or permitted assignees, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement.

5.4 Permitted Disclosures. The confidentiality obligations contained in this Section 5 shall not apply to the extent that such disclosure is reasonably necessary in the following instances: (a) complying with an applicable law, regulation or order of a governmental agency; or order of a court of competent jurisdiction; or responding to a subpoena, request for production of documents or other lawful court process, (b) obtaining approval to test or market or sell a Product or a product resulting, in whole or in part, from the Bulk Form of Product, (c) prosecuting or defending litigation, and (d) disclosure to investment bankers, investors, and potential invest ors, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 5, provided in each case that the disclosing party shall provide written notice thereof to the other party and reasonable opportunity to object to such disclosure or to request confidential treatment thereof, if available.

6. Intellectual Property Rights.

6.1 Patent Rights. Halozyme does not, either expressly or impliedly, grant any licenses to Distributor under any patents owned or controlled by Halozyme or under which Halozyme has any rights, except the right to sell, import, distribute and use the Product and products resulting, in whole or in part, from the Bulk Form of Product on the terms and subject to the conditions of the Agreement.

6.2 Trademarks and Trade Names. Distributor shall not use any of Halozyme’s trademarks, or any mark or name confusingly similar thereto, as part of its corporate or business name or in any other manner, except that (a) Distributor may identify itself as an authorized Distributor of Halozyme; (b) Distributor shall prominently mark, in addition to Distributor’s own trade dress, any packaging of the Vial Form, on the vial label, with the following brand name “CumulaseTM”; and on the package insert “Developed by Halozyme Therapeutics Inc., San Diego, California”, and; (c) Dis tributor shall not register any trade mark or trade name (including any company name) which is identical to or confusingly similar to or incorporates any trade mark or trade name which Halozyme owns or claims rights in. Any other use of Halozyme’s trademarks shall be subject to written prior approval from Halozyme. Any goodwill associated with any trade marks affixed or applied or used in relation to Products sold or otherwise distributed by Distributor pursuant to this Agreement shall accrue to the sole benefit of Halozyme. Nothing in this Agreement shall create an obligation on Halozyme to register or otherwise maintain in force any trademarks.

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6.3 Vial Form Product Markings. Distributor shall not alter, remove or modify any Halozyme trademarks, labels or markings, nor affix any other trademarks, labels, instructions, warnings or markings to or on the Products sold in Vial Form without Halozyme’s written consent; provided that Distributor may affix labels or other indices on such Products it distributes to identify it as the Distributor of Products so long as such labels do not cover and are not inconsistent with Halozyme’s trademarks, labels or markings.

6.4 Intellectual Property Infringement. Distributor shall inform Halozyme immediately upon becoming aware of: (i) any infringements by a third party of Halozyme’s intellectual property (including but not limited to brands, trademarks, copyrights, and patents), (ii) any infringements by the Products of a third party’s intellectual property or claims of such by a third party. In the event of any such infringement, Distributor shall allow Halozyme to conduct (at Halozyme’s sole expense) the defense or settlement of any claim of intellectual property right infringement by or against a third party in relation to any of Halozyme’s intellectual property. Distributor shall not compromise, settle or negotiate or make an y statement on behalf of Halozyme. At Halozyme’s expense (as to reasonable out-of-pocket expenses only), Distributor shall cooperate with Halozyme in connection with any such infringement defense or prosecution. Halozyme shall not settle any such claims if such settlement would adversely affect Distributor’s rights hereunder.

6.5 Copyrights. Distributor hereby acknowledges that Halozyme has claimed, or may claim, copyright protection with respect to certain parts of the Products and the labels, inserts and other materials regarding the Products. Distributor further acknowledges the validity of Halozyme’s right to claim copyright protection with respect to such items. Distributor further acknowledges that it has no right to claim the copyright protection with respect to all such items. If Distributor shall take any action or make any omission that is in any way inconsistent with Halozyme’s claim of copyright protection with respect to such items, such action or omission shall be a breach of this Agreement under Section 7.2(c) below. Nothing contained in this Section 6.5 shall prohibit Distributor from copying and distributing to its sales representatives Product advertising, literature and other materials prepared by or on behalf of Halozyme for the purpose of fulfilling Distributor’s obligations under the Agreement.

7. Term and Termination.

7.1 Term. Unless terminated earlier pursuant to Section 7.2 below, the Agreement shall continue in full force and effect for a term expiring five (5) years following the first commercial shipment of Product to Distributor (the “Term”). The Term automatically shall be extended for three (3) additional periods of five (5) years each unless either party gives notice to the other party at least 180 days prior to the expiration of the then current term that the Agreement shall not be extended.

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7.2 Termination for Cause.

(a) Except as otherwise provided in Section 7.2(b), below, either party may terminate the Agreement upon or after the breach of any material provision of the Agreement by the other party if the other party has not cured such breach within sixty (60) days after notice thereof from the nonbreaching party.

(b) Halozyme shall have the right to terminate this Agreement, effective upon written notice to Distributor, if Distributor does not place an order for Product during any consecutive six (6) month period commencing one (1) year after the first commercial shipment of Product to Distributor.

7.3 Effect of Expiration and Termination. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 2.8, 5, 6, 8 and 9 shall survive the expiration or termination of the Agreement. Upon the expiration or termination of the Agreement, Halozyme shall have the right, at its option, to repurchase Distributor’s inventory of Products at Distributor’s purchase price plus reasonable freight, insurance and duties. In all other cases, Distributor shall have the right to sell the remaining stock of Products for a period of six (6) months following such expiration or termination. Notwithstanding the forego ing, Distributor and Halozyme shall negotiate in good faith the continuation of the delivery of Products due to still effective long-term contracts with customers. Halozyme either (a) shall continue to sell Products directly to such customers, or at Halozyme’s option, (b) enable Distributor to continue to purchase Products and to resell the same only to customers holding such long term contracts, on the terms and conditions provided for under this Agreement.

8. Indemnification.

8.1 Each party (the “Indemnitor”) shall indemnify and hold harmless the other party and their respective directors, officers, employees, agents and insurers (each an “Indemnitee”), from and against any and all demands, actions, defense of actions, causes of action (whether judicial, administrative or otherwise), losses, claims, damages, judgments, fees, expenses (including without limitation attorneys’ fees, interest, penalties, investigative expenses and court costs) and liabilities to the extent arising from third party claims for any one or more of the following:

(a) any breach by Indemnitor of its obligations, representations or warranties set forth in this Agreement; or

(b) the negligence or willful misconduct of the Indemnitor, its agents, contractors or employees in connection with this Agreement.

8.2 Procedure. An Indemnitee that intends to claim indemnification under this Section 8 shall promptly notify the Indemnitor of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential di ffering interests between the Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Section 8 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, if prejudicial to its ability to defend such claim, demand, action or other proceeding, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 8 with respect thereto, but the omission so to deliver notice to the Indemnitor shall not relieve it of any liability that it may have to the Indemnitee otherwise than under this Section 8. The Indemnitor may not settle or otherwise consent to an adverse j udgment in any such claim, demand, action or other proceeding that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 8.

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9. Miscellaneous.

9.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing, in the English language, delivered by any lawful means, and addressed to such other party at its address indicated in the preamble to this Agreement, or to such other address as the addressee shall have last furnished in writing to the addressor, and (except as otherwise provided in this Agreement) shall be effective upon receipt:

“Halozyme”                   “Distributor”
      Halozyme Therapeutics, Inc.                        Cook Ob/Gyn Incorporated
      11588 Sorrento Valley Road, Suite 17        1100 West Morgan Street
      San Diego, California 92121        Spencer, Indiana 47460
      Attn: President and CEO                             Attn: President
      Telephone No.: 858-794-8889                    Telephone No.: 812-829-4891
      Facsimile No.858-259-2539                       Facsimile No.: 812-829-1801

9.2 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party. In the event that a force majeure event interrupts Halozyme’s supply of products to Distributor for more than sixty (60) days, Distributor shall have the right to terminate this Agreement.

9.3 Assignment. Neither party shall, without the prior express written consent of the other party which shall not be unreasonably withheld or delayed, assign or transfer this Agreement or any of its rights or obligations hereunder, whether directly or indirectly, whether in whole or in part, or whether voluntarily, by operation of law, in connection with its merger, consolidation, sale of all or substantially all of its assets, change in control or similar transaction, or otherwise; provided, however, that Distributor or Halozyme shall be permitted to assign this Agreement to an affiliate in connection with the sale of all or substantially all of the business of the as signor. Any assignment or transfer in violation of this Section 9.3 shall be void.

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9.4 Severability. Each party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or sev eral provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to the Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

9.5 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements, understandings, or representations either oral or written, heretofore made are expressly superseded by the Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

9.6 Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

9.7 Independent Contractors. It is expressly agreed that Halozyme and Distributor shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Halozyme nor Distributor shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.

9.8 Waiver. The waiver by either party of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

9.9 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10 Headings. The headings used in this Agreement are included for ease of reference, and shall not affect the construction or interpretation of this Agreement in any manner. All references to paragraph, sections and headings in this Agreement shall be to such paragraphs, sections and headings set forth herein, except as otherwise specifically stated.

9.11 Attorney’s Fees. The successful party in any litigation, arbitration or other dispute resolution proceeding to enforce the terms and conditions of this Agreement shall be entitled to recover from the other party reasonable attorney’s fees and related costs involved in connection with such litigation, arbitration or dispute resolution proceeding.

9.12 Authority. The undersigned represent and warrant that they have authority to execute this Agreement on behalf of the parties and to carry out all such parties’ respective obligations arising under this Agreement.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the Effective Date.
COOK OB/GYN By: /s/ Frank Fischer Name: Frank Fischer Title: V.P. Operations	HALOZYME THERAPEUTICS, INC. By: /s/ Jonathan Lim Name: Jonathan Lim Title: President and CEO

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EXHIBIT A

Products

1.Description of Product. A 10x concentrate (800 USP units/mL) of recombinant human hyaluronidase in buffered solution and stabilized with recombinant human serum albumin (rHSA).

pH- 7.2 – 7.6
Sterility- Sterility achieved through an aseptic process qualified to provide a SAL 10 -3
Mouse Embryo Toxicity Assay = 80% rate of expanded blastocysts
Bacterial endotoxins- (LAL assay) < 0.5 EU/ml
Potency- 800U/ml (target specification of 700-900U/ml) of hyaluronidase activity per USP test (or valid modified) methodology
Osmolality- 270 – 290

Ingredients rHSA, CaCl2,  MgCl2, KCl, NaCl

2. Product Forms. The Product is available in either (a) a 100 L labeled vial containing approximately 80 USP units of recombinant human hyaluronidase in the solution describe above (the “Vial Form”), or (b) a bottle containing approximately 80,000 USP units of the solution described above (the “Bulk Form”). The parties acknowledge and agree that the Vial Form shall not be available to Distributor under this Agreement for distribution in any country unless and until Halozyme has received the required marketing approval (if any) from the FDA or its foreign equivalent in such country. Distributor shall only re-sell the Vial Form.

3.Price. The following are the prices for the Vial Form and Bulk Form:

            Form               Recommended List Price       Transfer Price

Vial Form                   ***                        ***

Bulk Form                           ***               ***

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EXHIBIT B

Testing of Product

Distributor shall test each Product as follows.

(A) With respect to each Vial Form of Product purchased from Halozyme, Distributor shall visually inspect each product for proper labeling prior to shipment.

(B) With respect to each Bulk Form of Product purchased from Halozyme, Distributor shall test each lot of finished product derived by Distributor from such Bulk Form of Product as follows (i) determine the potency of the recombinant human hyaluronidase by USP monograph, (ii) , Achieve sterility through an aseptic process qualified to provide a SAL 10-3 (iii) verify the pH, (iv) conduct a mouse embryo toxicity assay, and (v) verify the osmolality. All product testing must be performed with validated procedures.

140748v1

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